Draft of Depositary Counsel Opinion
                                                                          6/4/07

                                                                   MTHM Comments
                                                                          6/4/07

June 11, 2007

Citibank, N.A.
Depositary Receipts Services
388 Greenwich Street
New York, New York 10013

Ladies and Gentlemen:

      I refer to the Registration Statement on Form F-6 (the "Registration Statement") filed with the United States Securities and Exchange Commission (the "SEC") by the legal entity created by the Deposit Agreement (as hereinafter defined) for the purpose of registering under the U.S. Securities Act of 1933, as amended (the "Securities Act"), 200,000,000 American Depositary Shares (the "ADSs") to be issued under the Second Amended and Restated Deposit Agreement, dated as of August 10, 2001, by and among Citibank, N.A., as depositary (the "Depositary"), Companhia Energetica de Minas Gerais - CEMIG, a company organized and existing under the laws of the Federative Republic of Brazil (the "Company"), and the Holders and Beneficial Owners (each as defined in the Deposit Agreement and hereinafter used as so defined) from time to time of ADSs issued thereunder (the "Second Amended and Restated Deposit Agreement," a copy of which was filed as Exhibit (a)(ii) to the Registration Statement), as amended by Amendment No. 1 to Second Amended and Restated Deposit Agreement (the Second Amended and Restated Deposit Agreement as so amended, the "Deposit Agreement"), by and among the Depositary, the Company, and Holders and Beneficial Owners from time to time of ADSs issued under the Second Amended and Restated Deposit Agreement (a form of which was filed as Exhibit (a)(i) to the Registration Statement). Each ADS represents, subject to the terms and conditions of the Deposit Agreement and any applicable American Depositary Receipt ("ADR") representing such ADS, one (1) non-voting preferred share, par value R$5.00 per non-voting preferred share, of the Company (the "Shares").

      Assuming that (a) the Deposit Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, (b) the choice of New York law contained in the Deposit Agreement is legal and valid under the laws of the Federative Republic of Brazil, (c) insofar as any obligation under the Deposit Agreement is to be performed in, or by a party organized under the laws of, any jurisdiction outside of the United States, its performance will not be illegal or ineffective in any jurisdiction by virtue of the law of that jurisdiction, and (d) the Shares will be legally issued, I am of the opinion that the ADSs, when issued in accordance with the terms of the Deposit Agreement and the Registration Statement, will be legally issued and will entitle the Holders to the rights specified in the Deposit Agreement and, in the case of certificated ADSs, the applicable ADR(s).

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      This opinion is limited to the laws of the State of New York and the
Federal laws of the United States. I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,


/s/Patricia Brigantic

Patricia Brigantic
Director & Associate General Counsel